EXHIBIT 10.2

PHIBRO ANIMAL HEALTH CORPORATION
2008 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of this [ ] day of May, 2018 (the “Grant Date”), by and between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and [ ] (the “Executive”), sets forth the terms and conditions of an Award granted to the Executive under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Executive, and the Executive desires to accept, the Restricted Stock Units (the “RSUs”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.                 Grant. The Company hereby grants [ ] RSUs to the Executive as of the Grant Date. Except as otherwise provided by the Plan, the Executive agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Executive with any protection against potential future dilution of the Executive’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

2.                 Vesting. [RESERVED]

3.                 Delivery of Shares.

(a)               General. Subject to the provisions of Section 3(b) hereof, within thirty (30) days following the vesting of the RSUs (or, if later and as applicable, within ten (10) days following the fulfillment of the Release Requirement), the Executive shall receive the number of shares of Stock that correspond to the number of RSUs that have become vested on the applicable vesting date. The issuance of shares of Stock may be effected by crediting shares in an account established on the Executive’s behalf with a brokerage firm engaged by the Company.

(b)               Blackout Periods. If the Executive is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 3(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Executive is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

4.                 Dividends; Rights as Stockholder. Cash dividends on the number of shares of Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the Executive that has become vested prior to the record date for such dividend, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof. Stock dividends on shares of Stock shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the Executive that has become vested prior to the record date for such dividend, provided that such stock dividends shall be paid in shares of Stock at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof. Except as otherwise provided herein, the Executive shall have no rights as a stockholder with respect to any shares of Stock covered by any RSU unless and until the Executive has become the holder of record of such shares.

5.                 Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Executive, other than to the Company as a result of forfeiture of the RSUs as provided herein or for customary estate planning purposes or otherwise by will or pursuant to applicable laws of descent and distribution.

6.                 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

7.                 Withholding of Tax. The Executive agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Executive’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement. The Company may satisfy any withholding obligation with regard to the Executive by reducing the amount of cash or shares of Stock otherwise deliverable to the Executive hereunder or as otherwise provided in Section 10(d) of the Plan.

8.                 Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Executive. The Executive hereby acknowledges, represents and warrants that:

(a)               The Executive has been advised that the Executive may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Executive’s representations set forth in this Section 8.

(b)               If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or an effective registration statement is available.

(c)                If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Executive understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

9.                 Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Executive. The Company shall give written notice to the Executive of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.               Notices. Any notice hereunder by the Executive shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Executive in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Executive may have on file with the Company.

11.               No Right to Employment. Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Executive’s employment or service at any time, for any reason and with or without Cause.

12.               Transfer of Personal Data. The Executive authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Executive.

13.               Compliance with Laws. The grant of RSUs and the issuance of shares of Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Executive to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

14.               Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Executive shall not assign any part of this Agreement without the prior express written consent of the Company.

15.               Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.               Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.               Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

19.               Acquired Rights. The Executive acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, provided, that, in accordance with the Plan, no such action may materially and adversely affect the rights of the Executive under this Agreement; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Executive any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Executive’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:	Jack C. Bendheim
Title:	Chairman of the Board, CEO and President

EXECUTIVE

Name: [ ]